Exhibit 10.1

AIR METHODS CORPORATION

PERFORMANCE PAY PLAN

Adopted by the Board: September 30, 2011
Adopted by the Stockholders: [_____ __, 201_]

SECTION 1.	ESTABLISHMENT; PURPOSE

Air Methods Corporation (the “Company”) hereby establishes the Air Methods Corporation Performance Pay Plan (the “Plan”) for the benefit of certain members of the Company’s senior management team.  The purposes of the Plan are to (i) place a significant portion of the compensation of Plan participants at risk by tying such compensation to specific measurable goals designed to drive shareholder value, and (ii) exempt bonuses paid hereunder from the deduction limitations of Code Section 162(m).  The Plan is intended to encourage initiative, resourcefulness, teamwork, motivation, and efficiency on the part of the Participants that will result in financial success for both the stockholders of the Company and the Participants.

SECTION 2.	CERTAIN DEFINITIONS.

“Board” means the Board of Directors of the Company.

“Cause” shall include (i) a material breach of the terms and conditions of a Participant’s employment agreement with the Company, (ii) willful disobedience of reasonable directions of the Board, (iii) gross malfeasance in performance of the Participant’s duties under his or her employment agreement, or (iv) acts resulting in an indictment charging a Participant with the commission of a felony; provided that the commission of acts resulting in such an indictment shall constitute Cause only if a majority of the directors who are not also subject to any such indictment determine that the Participant’s conduct was willful and has substantially adversely affected the Company or its reputation.

“Change in Control” means a merger, sale of assets, sale or exchange of stock, or other corporate reorganization occurs with another corporation or other entity, following which and as a result of which, at least fifty percent (50%) of the ownership interest of the surviving corporation is held by persons other than the stockholders of the Company prior to such transaction, or a majority of the directors of the surviving corporation are persons other than the directors of the Company prior to such transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Section 162(m)” means Section 162(m) of the Code and the applicable Treasury Regulations and other guidance issued thereunder.

“Code Section 409A” means Section 409A of the Code and the applicable Treasury Regulations and other guidance issued thereunder.

“Committee” means a committee comprised of two or more directors, all of whom are “outside directors,” as defined in Treasury Regulation Section 1.162-27(e)(3).  In the absence of an explicit Board delegation to the contrary, the Committee shall be the Compensation Committee of the Board (or if one exists, the 162(m) subcommittee of the Compensation Committee).

“Participant” means any member of senior management of the Company who is selected to participate in the Plan for a Performance Period in accordance with Section 4, below.

“Disability” means the complete and total inability of the Participant, due to illness or physical or comprehensive mental impairment, to substantially perform all of his or her duties as described herein for a consecutive period of thirty (30) days or more.

“Performance Goals” means the specific, measurable goals set by the Committee for any given Performance Period.  Performance Goals may include multiple goals and may be based on one or more operational or financial criteria.  In setting the Performance Goals for any Performance Period, the Committee may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any business unit thereof:  (a) stock price, (b) total shareholder return, (c) return on assets, return on equity, or return on capital employed, (d) measures of growth, such as “economic value added,” (e) measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization, (f) cash flow from operations, (g) levels of operating expense or other expense items reported on the Company’s income statement, (h) non-core product development and growth, (i) infrastructure development for business units or administrative departments (such as IT and human resources), (j) measures of pricing efficiency and/or growth, (k) satisfactory completion of a major project or organizational initiative set in advance by the Committee, (l) measures of safety, (m) revenue and/or sales, and (n) strategic sales or acquisitions in compliance with specific criteria set forth in advance by the Committee.

“Performance Period”  means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a bonus award granted under the terms of the Plan.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

SECTION 3.	ADMINISTRATION.

The Plan shall be administered by the Committee, and the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules for administering the Plan as it may deem necessary to comply with the requirements of the Code, or to conform to any regulation or any change in any law or regulation applicable thereto.  The Committee may delegate any of its responsibilities under the Plan other than such responsibilities that are explicitly reserved for Committee action pursuant to Code Section 162(m).   The Committee’s decisions shall be final and binding upon all parties, including the Company, stockholders, and Participants.

SECTION 4.	PERFORMANCE PERIODS; ELIGIBILITY

The Committee may, but need not, establish up to two (2) different Performance Periods beginning in any calendar year, with each such Performance Period to extend for such duration of three (3) years or less as may be determined by the Committee in its sole and absolute discretion.  Within ninety (90) days after the beginning of any such Performance Period, but in no event after twenty-five (25) percent of the Performance Period has elapsed, the Committee shall designate in writing those members of senior management of the Company who shall be Participants in the Plan for such Performance Period.  Only those individuals selected to be Participants shall be eligible to earn bonus awards under the Plan.

SECTION 5.	ESTABLISHMENT OF PERFORMANCE GOALS; DETERMINATION OF AWARDS

5.1           Establishment of Performance Goals; Bonus Formulas.  Within ninety (90) days after the beginning of a Performance Period, but in no event after twenty-five (25) percent of the Performance Period has lapsed, the Committee shall establish in writing (i) the Performance Goals and the underlying performance criteria applicable to the Performance Period, and (ii) the formula or methodology for determining the bonus award payable (if any) to each Participant for such Performance Period upon attainment of the specified Performance Goals.  Performance Goals must be objective and must satisfy the third-party objectivity standards under Code Section 162(m).  Notwithstanding the foregoing, at the time such Performance Goals are established, the Committee may determine that the Performance Goals may be adjusted to account for any unusual items or specified events or occurrences during the Performance Period.  In addition, unless otherwise provided by the Committee at the time the Performance Goals are established, the Performance Goals may be adjusted to exclude the effect of any of the following events that occur during the Performance Period:  (i) asset write-downs, (ii) extraordinary litigation, claims, judgments, or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items, and (vi) any other extraordinary, unusual, non-recurring or non-comparable items (A) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders, (B) as described in Accounting Principles Board Opinion No. 30 (or successor guidance thereto) or (C) as publicly announced by the Company in a  press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

5.2           Certification of Results; Calculation of Bonuses.  As soon as reasonably practicable after the close of the Performance Period, the Committee shall determine bonus awards to be paid under the terms of the Plan.  Any payments made under this Plan shall be contingent upon achieving the Performance Goals set in advance for the Performance Period in question.  The Committee shall certify in writing prior to approval of any awards that such Performance Goals have been satisfied (approved minutes of the Committee may be used for this purpose).

5.3           Committee Discretion to Reduce Awards.  The Committee may, in its sole and absolute discretion, reduce the bonus awards to which any Participant is otherwise due for any Performance Period if it believes that such reduction is in the best interest of the Company and its shareholders, but any reduction cannot result in any increase in the bonus award of one or more other Participants for such Performance Period.  The Committee has no discretion to increase the bonus award otherwise payable to any Participant for any Performance Period.

5.4           Maximum Awards.  The maximum bonus award that may be paid to any Participant for any Performance Period shall be (x) two million five hundred thousand dollars ($2,500,000), multiplied by (y) the number of years (or portion thereof) in the Performance Period.

SECTION 6.	PAYMENT OF AWARDS

Coincident with the Committee’s establishment of Performance Goals for any Performance Period, the Committee shall also establish in writing when bonus awards for such Performance Period (if any) shall be paid, including (but not limited to) the effect that a Participant’s death, Disability, or termination without Cause, or a Change of Control of the Company, shall have on the payment of such awards.  All payment terms shall be intended to comply with Code Section 409A.  Payment may be made in the form of cash or Company common stock (including Company common stock that is subject to forfeiture), or any combination thereof, as determined by the Committee in its sole and absolute discretion.

SECTION 7.	GENERAL PROVISIONS.

7.1           Nonassignability.  A Participant shall have no right to assign or transfer any interest under this Plan.

7.2           No Contract of Employment.  Nothing in this Plan shall confer upon the Participant the right to maintain his relationship with the Company or any affiliate as an employee, nor shall it interfere in any way with any right of the Company, or any such affiliate, to terminate its relationship with the Participant at any time for any reason whatsoever, with or without Cause.

7.3           Amendment and Termination.  The Board may from time to time alter, amend, suspend or discontinue the Plan, including, where applicable, any modifications or amendments as it shall deem advisable in order that the Plan not be subject to the limitations on deductibility contained in Code Section 162(m), or to conform to any regulation or to any change in law or regulation applicable thereto; provided, however, that no such action shall adversely affect the rights and obligations of the Participants with respect to the bonus amount payable under the Plan at the time of such alteration, amendment, suspension or discontinuance, except as may be required in order to comply with the requirements of Code Section 162(m) or Code Section 409A.

7.4           Section 409A of the Code.  This Plan, including any payment terms established in accordance with Section 6, above, shall be established, administered and operated in the good faith determination of the Board or the Committee to comply with or be exempt from Code Section 409A.  Although the Company intends to administer the Plan so that it complies with or is exempt from the requirements of Code Section 409A, the Company does not warrant that any bonus amount payable under the Plan will not be subject to the tax imposed by Code Section 409A or will otherwise qualify for favorable tax treatment under any other provision of federal, state, local or foreign law.  The Company shall not be liable to any Participant for any tax, interest or penalties the Participant might owe as a result of his or her participation in the Plan.

7.5           Tax Withholding. The Company shall withhold all applicable taxes from any bonus awards payable hereunder, including any foreign, federal, state, and local taxes.

7.6           Applicable Law. This Plan shall be construed in accordance with provisions of the laws of the State of Colorado, without regards to the conflicts of laws provisions of such state.

SECTION 8.	EFFECTIVE DATE; PRIOR PLAN NOT SUSPENDED.

8.1           Effective Date of Plan. This Air Methods Corporation Performance Pay Plan was adopted by the Board of Directors effective as of September 30, 2011, and it shall remain in effect, subject to amendment from time to time.

8.2           Stockholder Approval.  The Plan will be submitted to the stockholders of the Company for approval as soon as practicable following the adoption of the Plan by the Board.  In the event stockholder approval of the Plan is not obtained prior to the end of any Performance Period established hereunder, no bonus award shall be payable pursuant to this Plan for such Performance Period.

8.3           1995 and 2006 Plans Not Superseded. This Plan does not supersede or otherwise affect the 1995 Stock Option Plan adopted on August 15, 1995 or the 2006 Equity Compensation Plan adopted on May 3, 2006.  All options and awards granted under either of the foregoing plans remain valid and shall continue to be governed by the provisions of such plans.